UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2007

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of	Commission File Number	(I.R.S Employer
Incorporation or organization)		Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Grant of contingent awards to certain named executive officers under the Amended and Restated 1986 Stock Option Plan of General Communication, Inc (the “Stock Option Plan”).

On February 19, 2007, the Compensation Committee of the Board of Directors (the “Committee”) approved and the Board of Directors ratified grants of new awards under the Company’s Stock Option Plan. The awards are contingent upon the shareholders of the Company approving an increase (the “Allocation Increase”) in the number of Class A common shares available under the plan by the Company’s shareholders during the next annual meeting of shareholders scheduled to be held on June 25, 2007. Certain of the awards are also contingent on the Company achieving a specified target amount of EBITDAS, or earnings before interest, income taxes, depreciation and amortization and non-cash share based compensation expense.

Ronald A. Duncan was contingently awarded 300,000 shares of restricted stock. The shares will vest in four equal annual installments of 75,000 shares in each of the years 2008 through 2011.

G. Wilson Hughes was contingently awarded options to acquire 150,000 shares of Class A common stock at an exercise price to be determined following shareholder approval of the Allocation Increase and 50,000 shares of restricted stock. The exercise price will not be less than the fair market value of the Company’s Class A common stock at the time of the award. The options will vest in 50,000 share increments in each of the years 2008, 2009, and 2011. The restricted shares will vest upon the Company’s achieving a specified target amount of EBITDAS, so long as the target is achieved no later than 2009.

John M. Lowber was contingently awarded options to acquire 200,000 shares of Class A common stock at an exercise price to be determined following shareholder approval of the Allocation Increase. The exercise price will not be less than the fair market value of the Company’s Class A common stock at the time of the award. The options will vest at a rate of 30,000 shares in 2008, 40,000 shares in each of 2009, 2010, and 2011, and 50,000 shares in 2012.

Dana L. Tindall was contingently awarded options to acquire 150,000 shares of Class A common stock at an exercise price to be determined following shareholder approval of the Allocation Increase and 25,000 shares of restricted stock. The exercise price will not be less than the fair market value of the Company’s Class A common stock at the time of the award. The options will vest in 50,000 share increments in each of the years 2008, 2009, and 2011. The restricted shares will vest upon the Company’s achieving a specified target amount of EBITDAS, so long as the target is achieved no later than 2009.

2. Approval of 2006 annual cash incentive compensation awards to certain named executive officers under the Company’s incentive compensation program.

On February 19, 2007, the Committee approved and the Board of Directors ratified final payouts in respect of 2006 under the Company’s incentive compensation program. Payouts were determined based on the Company’s financial performance against plan during 2006 and other significant accomplishments made during the year. The evaluations included an assessment of individual contributions toward those accomplishments. The final payouts for these officers are shown in the table below.

Officer	Final Payout
Ronald A Duncan	$900,000
G. Wilson Hughes	$ 62,500
John M. Lowber	$ 62,500
Dana L. Tindall	$ 62,500
Gina R. Borland	$110,000

The Committee and the Board also approved the performance metrics and targeted incentive compensation amounts for 2007. The targeted incentive compensation payouts for 2007 were set at a level of $300,000 for Mr. Duncan and $100,000 for Messrs. Hughes and Lowber and Ms. Tindall.

3. Other Changes.

Effective January 1, 2007, Mr. Duncan’s base cash compensation for 2007 was adjusted to $600,000 per year and Mr. Lowber’s was adjusted to $260,000 for 2007. The Committee and the Board agreed to enter into a retention agreement with Mr. Lowber. In exchange for his commitment to remain in the employ of the Company through the end of 2010, the Company agreed to establish a deferred compensation account in the amount of $350,000 that will vest on December 31, 2010. The account will be credited with $75,000 effective February 19, 2007 and annually on December 31 of each of the years 2007 through 2010. The account is to accrue interest at the rate of 7.25% per annum, compounding annually. In addition, interest earnings on Mr. Lowber’s previously existing deferred account was changed from non-compounding status to annual compounding effective February 19, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: February 23, 2007

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)